EXHIBIT 2-2

Side Letter Amendment

September 13, 2016

Strictly Confidential

Coty Inc.
350 Fifth Avenue
New York, New York 10018
Attention: Patrice de Talhouët, Chief Financial Officer
Jules P. Kaufman, Senior Vice President, General Counsel and Secretary

Re: Long-Term Disability Employees

Ladies & Gentlemen:

Reference is made to the Transaction Agreement among The Procter & Gamble Company, Galleria Co., Coty Inc. and Green Acquisition Sub Inc. (the “Parties”), dated July 8, 2015 (as amended from time to time, the “Transaction Agreement”). This letter, Exhibit A and Attachment A attached hereto, which together are referred to herein as the “Side Letter,” are intended to confirm the mutual understanding of the Parties with respect to certain employees of Parent who are not actively at work due to long-term disability as of the Closing Date.

Each of the Parties agrees as follows:

1.Definitions. Capitalized terms used and not otherwise defined in this Side Letter will have the meanings given to such terms in the Transaction Agreement.

2.Treatment of Certain Long-Term Disability Employees. Notwithstanding any provision of the Transaction Agreement to the contrary, but subject to applicable law, any In-Scope Employee who is not actively at work as of the Closing due to a long-term disability leave of absence and who is listed on Exhibit A attached hereto (each, a “Long-Term Disability Employee”), (i) will remain an employee of Parent or its Subsidiaries, (ii) effective immediately prior to the Closing, will cease to be considered an In-Scope Employee, and (iii) will not become a Continuing Employee. In connection with the foregoing, the Recapitalization Amount will be increased in an amount equal to $15,000,000.

3.Severance. Attachment 1 to Section 6.04(c) of the Parent Disclosure Letter is hereby deleted in its entirety and replaced with a new Attachment 1 as set forth on Attachment A to this Side Letter.

4.Effect of Side Letter. This Side Letter constitutes a valid amendment of the Transaction Agreement as contemplated by Section 10.06 of the Transaction Agreement. Except as expressly modified by this Side Letter, the Transaction Agreement, as so amended by this Side Letter, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby” and “this Agreement” in the Transaction Agreement will from and after the effective date hereof refer to the Transaction Agreement as amended by this Side Letter. Notwithstanding anything to the contrary in this Side Letter, the date of the Transaction Agreement, as amended hereby, will in all instances remain as July 8, 2015, and any references in the Transaction Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 8, 2015, including, without limitation, for purposes of Article III and Article IV of the Transaction Agreement.

5.Entire Agreement. This Side Letter, together with the Transaction Agreement, the Parent Disclosure Letter, and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

6.Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.04(a), (b) and (c) (Governing Law; Jurisdiction; Waiver of Jury Trial), in each case, of the Transaction Agreement are incorporated into this Side Letter by reference as if fully set forth herein, mutatis mutandis.

7.Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and sent pursuant to the requirements of Section 10.05 of the Transaction Agreement.

8.No Third-Party Beneficiaries. This Side Letter is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Side Letter. Nothing in this Side Letter is intended to be a guaranty or promise of employment to any person for any specific length of time.

9.Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Side Letter.

10.Counterparts. This Side Letter may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Side Letter, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other party will re-execute original forms thereof and deliver them to the requesting party.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

THE PROCTER & GAMBLE COMPANY

By: /s/ Laura Becker
Name: Laura Becker
Title: Vice President

cc:    Skadden Arps Slate Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Paul T. Schnell
Sean C. Doyle

Jones Day
250 Vessey Street
New York, New York 10281
Attention: Robert A. Profusek
Peter E. Izanec

Agreed and accepted as of the
date first written above:

COTY INC.

By: /s/ Jules P. Kaufman
Jules P. Kaufman

Exhibit A

Long-Term Disability Employees

[omitted]

Attachment A

[omitted]